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Exhibit 8.3

Baker & McKenzie LLP 300 East Randolph Street, Suite 5000 Chicago, IL 60601 United States Tel: +1 312 861 8000 Fax: +1 312 861 2899 www.bakermckenzie.com

November 25, 2020

Board of Directors

Griffin Capital Essential Asset REIT, Inc.

1520 E. Grand Avenue

El Segundo, CA 90245

Special Committee of the Board of Directors

Cole Office & Industrial REIT (CCIT II), Inc.

2398 East Camelback Road, 4th floor

Phoenix, AZ 85016

Re:	Griffin Capital Essential Asset REIT, Inc. — Qualification as Real Estate Investment Trust

Ladies and Gentlemen:

We have acted as special tax counsel to Griffin Capital Essential Asset REIT, Inc., a Maryland Corporation (the “Company”), in connection with the transactions contemplated by the Agreement and Plan of Merger dated as of October 29, 2020 (the “Agreement”), by and among the Company; Griffin Capital Essential Asset Operating Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”); GRT (Cardinal REIT Merger Sub), LLC, a Maryland limited liability company; GRT OP (Cardinal New GP Sub), LLC, a Delaware limited liability company; GRT OP (Cardinal LP Merger Sub), LLC, a Delaware limited liability company; GRT OP (Cardinal OP Merger Sub), LLC, a Delaware limited liability company; Cole Office & Industrial REIT (CCIT II), Inc., a Maryland Corporation; Cole Corporate Income Operating Partnership II, LP, a Delaware limited partnership; and CRI CCIT II LLC, a Delaware limited liability company. All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In connection with the Registration Statement of the Company filed on Form S-4 on November 25, 2020, with the Securities and Exchange Commission (the “Commission”), as amended and supplemented through the date hereof (the “Registration Statement”), and subject to the limitations set forth herein, we are providing the opinion set forth below regarding the qualification of the Company as a real estate investment trust (“REIT”) under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the “Code”).1

In rendering this opinion, we have examined or are otherwise familiar with the following: (i) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Company, including the Articles of Incorporation filed with the Maryland State Department of Assessments and Taxation on November 20, 2013,

[1]	Unless otherwise provided, all Section references provided for herein refer to the Code.

Baker & McKenzie LLP is a member of Baker & McKenzie International, a Swiss Verein.

the First Articles of Amendment and Restatement, dated July 31, 2014, the Articles of Amendment to the First Articles of Amendment and Restatement, dated September 20, 2017, the Second Articles of Amendment to the First Articles of Amendment and Restatement, dated June 11, 2019, and the Bylaws of the Company, dated November 20, 2013, (ii) originals or copies of the documents, records, and other instruments relating to the organization and operation of the Operating Partnership, including the Certificate of Limited Partnership filed with the Delaware Secretary of State on November 21, 2013, and the Fifth Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of April 30, 2019, (iii) the Company’s officer’s certificate delivered to us as of the date hereof pertaining to certain matters relating to the method and manner in which the Company has operated and intends to operate and its income and assets and anticipated income and assets for the periods in question (the “Officer’s Certificate”), (iv) the Agreement, and (v) such other documents as we deemed necessary or appropriate (items (i) through (v) collectively, the “Documents”).

The opinion set forth in this letter is based on the relevant provisions of the Code, the regulations promulgated thereunder by the U.S. Department of the Treasury (the “Regulations”), and interpretations of the foregoing as expressed in court decisions, administrative determinations, and the legislative history. These provisions and interpretations are subject to different interpretations and may change at any time, which may or may not be retroactive in effect, and which could adversely affect our opinion. Neither the U.S. Department of the Treasury nor the Internal Revenue Service (the “IRS”) has issued Regulations or administrative interpretations with respect to many of the provisions of the Code relating to qualification as a REIT under the Code. An opinion of counsel with respect to such issues is not binding on the IRS or the courts, and is not a guarantee that the IRS will not assert a contrary position with respect to an issue, or that a court will not sustain such a position if asserted by the IRS.

In connection with the opinion rendered below, we have assumed that:

1.	Each of the Documents: (i) has been duly authorized, executed, and delivered; (ii) is authentic, if an original, or is accurate, if a copy; and (iii) has not been amended in any material respects;

2.	The terms, conditions and obligations contained in the Documents are enforceable under applicable law;

3.	All representations and statements set forth in the Documents are true, correct and complete and will remain true, correct and complete in all material respects;

4.

All representations and statements set forth in the Officer’s Certificate made “to the knowledge of” or “in the belief of” any person or similarly qualified, or subject to materiality qualifiers, are and will be true, complete and correct as if made without such qualification;

5.	All obligations imposed by any of the Documents on the parties thereto have been or will be performed or satisfied in accordance with their terms;

6.

The transactions contemplated by the Agreement will be consummated in accordance with the terms thereof (and no transaction or condition described therein and affecting this opinion will be waived, in whole or in part, by any party);

7.	The Company and its subsidiaries at all times will operate in accordance with the method of operation described in their organizational documents and the Officer’s Certificate;

8.

Neither the Company nor any of its subsidiaries will make any amendments to its organizational documents or the other documents reviewed in connection with this opinion letter after the date hereof that would affect the Company’s qualification as a REIT for any taxable year in which the Company intended to so qualify; and

9.

No action will be taken, and no required action will be omitted to be taken, by the Company or any of its subsidiaries after the date hereof, including a revocation or intentional termination of the Company’s election to be treated as a REIT for any tax year of the Company in which the Company elects to be qualified as a REIT or a failure to meet the distribution requirements under Section 857(a), that would have the effect of altering the facts and assumptions upon which the opinion set forth below is based in a manner that affects this opinion.

The opinion set forth in this letter also is premised on various factual representations, warranties and other matters contained in the Officer’s Certificate addressing matters that are germane to the determination that the Company and its subsidiaries have been and will be owned and operated in such a manner that the Company satisfied and will continue to satisfy the requirements for qualification as a REIT under the Code, as well as other factual matters addressed in this opinion letter.

Where the factual matters in the Officer’s Certificate involve terms defined in the Code, the Regulations, published rulings of the IRS, or other relevant authority, we have reviewed with the Company representative signing the Officer’s Certificate or his or her designee familiar with the matters set forth in the Officer’s Certificate (the “Company Representative”) the relevant provisions of the Code, the Regulations, and relevant authorities germane to such certificate. We have discussed with the Company Representative the factual matters in the Officer’s Certificate, including those matters regarding the formation and operation of the Company and other matters affecting the Company’s ability to qualify as a REIT.

Based upon the foregoing and subject to the limitations contained in this letter, we are of the opinion that, for the period commencing on the first day of the Company’s taxable year ended December 31, 2015, through the end of the Company’s taxable year ended December 31, 2019, the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its actual method of operation through the date of this opinion and its intended method of operation has enabled it, and will enable it, to meet the requirements for qualification and taxation as a REIT through the end of its taxable year ending December 31, 2020, and in the future.

We note that the REIT qualification requirements (including those relating to a REIT’s gross income, assets, and distributions) are normally tested at the end of, or for, a calendar quarter or calendar year, and that the Company’s taxable year beginning January 1, 2020, will not actually end for U.S. federal income tax purposes until after the Closing Date (as defined in the Agreement). Accordingly, we assume for purposes of this opinion that the Company will not take or omit to take any action if such action or omission, as the case may be, would cause any of the representations in the Officer’s Certificate to be untrue or is otherwise inconsistent with the qualification of the Company for taxation as a REIT.

Further, continued qualification and taxation as a REIT will depend upon the Company’s continuing ability to meet, through actual annual operating results, certain requirements, including requirements relating to distribution levels and diversity of stock ownership, and the various qualification tests imposed under the Code, the results of which will not be reviewed by us. Accordingly, no assurance can be given that the actual results of the Company’s operation for any taxable year or portion thereof beginning after the Closing Date will be able to satisfy or will actually satisfy such requirements.

Our opinion is based solely on the Documents that we have examined and the factual representations and warranties that have been made to us. If any of the representations, warranties and other facts contained in the Documents are, or later become, inaccurate or if any of the factual representations or warranties made to us in the Officer’s Certificate are, or later become, inaccurate, the conclusions stated herein may be affected. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the factual representations referred to in this letter or the Officer’s Certificate. However, no facts have come to our attention that would cause us to question the accuracy of such factual representations.

The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We assume no obligation to advise you of any changes in our opinion subsequent to the delivery of this opinion letter, and we undertake no obligation to update the opinion expressed herein after the date of this letter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our firm name in the Registration Statement under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1993, as amended, or the rules and regulations of the Commission issued thereunder.

Most sincerely,

/s/ Baker & McKenzie, LLP